Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Parent
Horsehead Corporation	Delaware	Horsehead Holding Corp.

Horsehead Metals Development, LLC	Delaware	Horsehead Holding Corp.

The International Metals Reclamation Company, Inc	Delaware	Horsehead Holding Corp.

Chestnut Ridge Railroad Corp.	Delaware	Horsehead Corporation

Horsehead Zinc Recycling, LLC (99.99%)	South Carolina	Horsehead Corporation

Horsehead Canada Holding Corp.	British Columbia, Canada	Horsehead Holding Corp.

Zochem, Inc.	Canada	Horsehead Canada Holding Corp.